EXHIBIT 4

                             Michael K. Hair, P.C.
                                Attorney at Law
                             7407 E. Ironwood Court
                           Scottsdale, Arizona 85258

                              Tel. (602) 443-9657
                               Fax (602) 443-1908


                                                              September 21, 1998


G Richard Smith, Chairman
Coronado Industries, Inc.
16929 E. Enterprise Drive, Suite 202
Fountain Hills, AZ  85268

     Re:  Payment for Legal Services

Dear Mr. Smith:

     I have represented your company as securities counsel since May 1997. My present fee arrangement is that I will charge your company no more than $10,000 per month for all legal services performed, irrespective of the number of hours worked.

     Your company has agreed that through November 30, 1998 I may elect to receive compensation for my legal services provided in September and October 1998 to your company in the form of unrestricted common stock at a rate of $.50 per share for up to 40,000 shares.

G Richard Smith
September 21, 1998
Page 2

     If Company agrees to these payment terms, please execute this letter agreement in the space provided below and return a copy to me.

                                        Very truly yours,

                                        Michael K. Hair, P.C.


                                   By:  /s/ Michael K. Hair
                                        ----------------------------------
                                        Michael K. Hair, President


     Coronado Industries, Inc. hereby agrees to the payment terms described above.

                                        Coronado Industries, Inc.


                                   By:  /s/ G Richard Smith
                                        ----------------------------------
                                        G Richard Smith, Chairman